                                                                     EXHIBIT 2.0

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of December 29, 1995, by and among NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation ("NATK"), GAIA TECHNOLOGIES, INC., a Texas corporation and wholly-owned subsidiary of NATK ("Sub"), GAIA HOLDINGS, INC., a Delaware corporation ("Gaia Holdings") formerly known as GAIA Technologies, Inc., THOR VENTURES, L.C., a Texas limited liability company ("Thor Ventures"), and THOR INDUSTRIES, INC., a Texas corporation ("Thor Industries;" collectively with Thor Ventures and Gaia Holdings, the "Seller").

                                    RECITALS

     The parties hereto wish to provide for the purchase by Sub and sale by Seller of substantially all of the assets and business of Seller (other than certain "Excluded Assets," as defined herein), such that subsequent to such purchase and sale, Sub will have acquired and can operate such assets and businesses as a going concern, on the terms and conditions set forth in this Agreement, and certain other matters as described herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
              PURCHASE AND SALE OF ASSETS; CERTAIN RELATED MATTERS

     1.1 PURCHASE AND SALE OF PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, and on the basis and in reliance on the representations, warranties, covenants and agreements set forth in this Agreement, at the Closing (as defined below), Seller shall sell, transfer, convey, assign and deliver to Sub, and Sub shall purchase from Seller, as a going concern, all of the "Purchased Assets," as such term is defined in Section
1.3 hereof.

     1.2. PURCHASE PRICE. In exchange for Seller's sale, transfer, conveyance, assignment and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, and on the basis and in reliance on the representations, warranties, covenants and agreements set forth in this Agreement, at the Closing, Sub shall:

     (a) pay or cause to be paid to Seller an aggregate amount equal to $2,450,000 (the "Cash/Note Portion of the Purchase Price"), of which:

          (i) an amount equal to approximately $500,000 will be paid in the form of forgiving the principal amount of the $500,000 Loan (the "$500,000 Loan"), an additional amount will be paid in the form of forgiving the principal amount drawn down as of the Closing on the $600,000 Loan (the "$600,000 Loan") (and no deductions from the Cash/Note Portion of the Purchase Price shall be made to reflect a forgiveness of any interest that may be due on either the $500,000 Loan, the $600,000 Loan or otherwise), as such terms are defined in that certain

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     Promissory Note, Security Agreement and First Option to Purchase Certain
     Assets (the "$2,100,000 Note"), dated as of September 29, 1995, in the principal amount of $2,100,000 issued by Seller in favor of NATK, and an additional $24,500 shall be deducted therefrom to represent Seller's portion of the Audit Fees (as defined in Section 4.1), and

          (ii) the remaining balance of the Cash/Note Portion of the Purchase Price will be paid at the Closing (the "Closing Payment"), at the option of NATK, either (x) wholly in cash or (y) partially in cash and the remainder thereof by the issuance at the Closing of a 90-day promissory note (the "90 Day Note") issued jointly and severally by Sub and NATK, in the principal amount equal to the non-cash portion of the Closing Payment. Such 90 Day Note shall be in the form of EXHIBIT E, attached hereto and made a part hereof.

     (b) cause to be issued and delivered to Seller an aggregate of 1,666,667 shares (the "NATK Shares") of common stock, par value $.001 per share, of NATK ("NATK Common Stock"), which shares shall be issued in the names and denominations set out in Section 2.2(b)(ii) hereof, subject to the escrow provisions set out in Escrow Agreement (as defined below);

     (c) grant to those parties named therein those rights set forth in that certain Gaia/Thor Royalty Agreement, substantially in the form of EXHIBIT A, attached hereto and made a part hereof (the "Gaia/Thor Royalty Agreement");

     (d) grant to those parties named therein those rights set forth in that certain Gaia-TieTek License Agreement, substantially in the form of EXHIBIT B, attached hereto and made a part hereof (the "Gaia-TieTek License Agreement"); and

     (e) forgive, or otherwise assume and discharge Seller (to the satisfaction of Seller) from any liability (including without limitation any liability for payments of principal or interest) under or with respect to, the $500,000 Loan, the $600,000 Loan and the $1,000,000 Loan (as defined below in the $2,100,000 Note, the "$1,000,000 Loan"), if any, such forgiveness, assumption and/or discharge to be evidenced in a writing mutually acceptable to the parties; provided, however, that if any interest or other payments shall have been made with respect to any of the $500,000 Loan, the $600,000 Loan or the $1,000,000 Loan prior to the Closing, then at the Closing the aggregate amount of such payments shall be repaid to Seller, or otherwise accounted for in a manner mutually acceptable to the parties.

     1.3  THE PURCHASED ASSETS AND THE EXCLUDED ASSETS.

     (a) Purchased Assets. The assets to be purchased and sold at the Closing (the "Purchased Assets") shall consist of all of the assets and business (other than the Excluded Assets specified in Section 1.3(b) below) owned by Seller of every kind, character and description, whether tangible, real, personal or mixed, and wheresoever

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located, whether carried on the books of Seller or not carried in such books due to having been expensed, fully depreciated or otherwise. The Purchased Assets shall include without limitation the following (except in each such case, as are expressly included in the Excluded Assets):

     (i) all technologies, know-how, patents, service marks, copyrights, trademarks, tradenames and similar intellectual property rights and assets including without limitation those identified or referred to on SCHEDULE 1.3(A) attached hereto and made a part hereof;

     (ii) all accounts receivable and or other rights to receive payment owing to Seller ("Accounts Receivable") on the Closing Date (as defined below), including without limitation those listed on SCHEDULE 1.3(A);

     (iii) all of the inventories of products, work-in-progress, supplies and materials owned by Seller on the Closing Date ("Inventory"), including without limitation the Inventory listed on SCHEDULE 1.3(A), which Schedule classifies the Inventory by category, quantity and item description;

     (iv) all tangible personal property owned by Seller, including without limitation furniture, fixtures, tools, machinery and equipment, computers, computer software, data bases, computer disks, drives and other data storage equipment and information, telephone systems, file cabinets and desks (collectively, "Tangible Personal Property");

     (v) all of Seller's rights in, to and under all contracts of Seller, including without limitation those identified on SCHEDULE 1.3(A);

     (vi) all of Seller's rights in, to and under all leases of tools, furniture, machinery, equipment and other items of tangible personal property entered into prior to the date hereof, all of which leases are listed on SCHEDULE 1.3(A);

     (vii) to the extent transferable or assignable by their express terms or the terms of any law relating thereto, all franchises, licenses, permits, certificates, approvals and other government authorizations necessary or appropriate to own and operate the Purchased Assets, including without limitation the exclusive right to use any and all trade marks, tradenames, service marks, copyrights and similar rights relating to the business of Seller, including among others the names, "GAIA Technologies," "Hard Goods," and "Leaky Pipe;"

     (viii) all of the Company's rights in, to and under all warranties and service contract commitments;

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     (ix) all rights in, to and under each contract, agreement, purchase order, work order and commitment involving Seller, including without limitation those listed on SCHEDULE 1.3(A) attached hereto and made a part hereof;

     (x) all cash and cash equivalents on hand and in banks;

     (xi) all prepaid expenses, prepaid insurance, deposits and other similar items;

     (xii) all books and records owned by Seller, including without limitation all customer lists, credit records, computer records, contracts, leases, sales representation agreements, sales agency agreements, marketing and advertising materials, operating manuals, rental or lease payment record, purchase orders, schedules of assets correspondence with vendors, books of account, files, papers, books, and all other public and confidential business records (collectively, the "Business Records"), whether in hard copy form or electronically or magnetically stored;

     (xiii) all rights, claims, lawsuits and choses in action against third parties relating to the Purchased Assets arising out of transactions occurring prior to the Closing Date (excluding the Retek Judgment, as referred to on Schedule 1.3(b) hereto);

     (xiv) all rights in, to and under all representations, warranties, covenants and guaranties made or provided by third parties with respect to the Purchased Assets; and

     (xv) all goodwill of the business of Seller and the items identified in this Section 1.3(a);

provided, however, that to the extent the assignment of any lease, claim, right, benefit, warranty, service contract, commitment, or other contract, agreement, purchase order, work order or other commitment referred to in this Section 1.3(a) shall require the consent of another party other than Seller or an affiliate of a Seller, this Agreement shall not constitute an assignment thereof if an attempted assignment would constitute a breach thereof, and in lieu thereof Seller shall cooperate with Sub, and shall use its best efforts to cause the affiliates of Seller to cooperate, as appropriate, in any reasonable arrangement designed to provide to Sub the benefits thereunder.

     Except as specifically listed on any Schedule referred to in this Section 1.3(a), all of such Purchased Assets shall be delivered free and clear of any liens, claims, pledges, security interests or encumbrances of any kind, except
(i) liens for current taxes not yet due or payable and (ii) claims and liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers and materialmen.

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     (b) Excluded Assets.  Seller shall not sell, convey, assign, transfer or deliver to Sub at the Closing, and Sub shall not be obligated to purchase (or make any payments or otherwise discharge any liability or obligation of Seller with respect to), those assets owned by Seller or any of them that are identified on SCHEDULE 1.3(B), attached hereto and made a part hereof (the "Excluded Assets"). As used herein, the term, "Purchased Assets" shall not include any of the Excluded Assets, and to the extent that any item or asset is identified both in Section 1.3(a) as a Purchased Asset and in this Section 1.3(b) as an Excluded Asset, such item shall constitute an Excluded Asset for all purposes.

     1.4 ASSUMED LIABILITIES. At the Closing, Sub shall assume and agree to pay or perform only those obligations and liabilities of Seller expressly set forth in this Section 1.4 (the "Assumed Liabilities"). Except for the Assumed Liabilities, Sub shall not assume or be deemed to have assumed and shall not be responsible for any other obligation or liability of Seller, direct or indirect, known or unknown, choate or inchoate, absolute or continent, including without limitation any and all obligations regarding any foreign, Federal, state or local income, sales, use, franchise or other tax liabilities, and Seller shall indemnify and hold Sub harmless from all such liabilities and costs incurred by Sub and arising out of or attributable to any such liabilities, all in accordance with Article VI hereof. The Assumed Liabilities are:

     (a) The accounts payable of Seller arising in the ordinary course of business (and not incurred in violation of any law or in breach of any duty) that are listed on SCHEDULE 1.4 hereto, but only in the amounts set forth on such Schedule ("Accounts Payable") and excluding all reserves for contingent liabilities;

     (b) The capitalized lease obligations listed on SCHEDULE 1.4, if any, arising on or after the Closing (and not incurred in violation of any law or in breach of any duty) (collectively, the "Lease Obligations"), but excluding all reserves for contingent liabilities;

     (c) All other liabilities and claims against Seller incurred by Seller in the ordinary course of business as of the Closing Date that both relate exclusively to the Purchased Assets and are listed on SCHEDULE 1.4 but only in the amounts set forth on such Schedule and excluding all reserves for contingent liabilities;

     (d) The obligations or liabilities of Seller that relate to the Purchased Assets and exclusively to periods, events or circumstances after the Closing Date (and not to events or circumstances occurring prior to the Closing Date, except as described in SECTION 1.4) with respect to such Purchased Assets; provided, however, that: (i) each of such obligations or liabilities shall be on the same terms and conditions as are in effect prior to and on the Closing Date; (ii) Sub shall assume no obligation or liability in, to or under any contract, agreement, purchase order or lease that is not specifically referenced on any Schedule referred to in Section 1.3 and (iii) Sub assumes no obligation or liability in, to or under any illegal agreement, illegal lease or illegal purchase order, or any obligation or liability, the performance of which would be illegal.

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     1.5  ALLOCATION OF PURCHASE PRICE.  Seller and Sub agree that for Federal income tax purposes the values of the Purchased Assets and the Assumed Liabilities shall be the Purchase Price ("Tax Purchase Price"). The allocation of such values shall be based on a joint determination, made in good faith, of the fair market values of the Purchased Assets and Assumed Liabilities, and such allocation is intended by the parties to comply with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. Such allocation will be determined by Sub, insofar as possible, in accordance with generally accepted accounting principles.

     Notwithstanding anything provision of this Agreement or any document to be executed in connection herewith that may suggest otherwise, the parties acknowledge and agree that substantially all of the value of the Purchased Assets and Assumed Liabilities rests with those Purchased Assets and Assumed Liabilities acquired or to be acquired by Sub from Gaia Holdings. In connection therewith, any portion of the Cash/Note Portion of the Purchase Price, the NATK Shares or the other consideration provided in connection with the purchase of the Purchased Assets that is being paid or delivered to any party other than Gaia Holdings is being so paid at the request and instruction of Gaia Holdings.

     Seller and Sub shall prepare within two weeks of the Closing Date and timely file the applicable Form 8594 with their respective Federal income tax returns for the taxable year that includes the Closing Date. The parties agree to use the allocation set forth on the agreed-to allocation in all returns and reports filed with the taxing authorities. Each party shall take no action inconsistent with the allocation reported on the Form 8594. If the Internal Revenue Service, or any other taxing authority, challenges the allocation of the Purchase Price, the party whose return is being examined shall promptly notify the other party and shall promptly keep the other party fully informed regarding all developments with respect to the allocation of the Tax Purchase Price.

                                   ARTICLE II
                                  THE CLOSING

     2.1 CLOSING AND CLOSING DATE. The closing ("Closing") of the purchase and sale of the Purchased Assets and the related transactions shall take place at the offices of counsel for Seller, Crain, Caton & James, 909 Fannin Street, 33rd Floor, Houston, Texas 77010-1079, at 10:00 a.m., local time, on December 29, 1995, or at such other time and place and on such other date as the parties hereto shall agree, but in no event shall such date be later than January 31, 1996, unless such date is extended by the mutual written agreement of the parties hereto. The date of the Closing is referred to herein as the "Closing Date."

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     2.2  CLOSING TRANSACTIONS.  At the Closing:

     (a)  General

     (i) Bills of Sale. Each of the parties thereto shall execute and deliver to the other party thereto a Bill of Sale and Assignment, substantially in the forms of EXHIBITS C-1, C-2 and C-3, attached hereto and made a part hereof (the "Bills of Sale"); and

     (ii) Assignment of Patents. Seller shall execute and deliver that certain Assignment of Patents, substantially in the form of EXHIBIT D, attached hereto and made a part hereof (the "Assignment of Patents");

     (b)  Purchase Price

     (i) The Closing Payment. Sub shall issue and deliver by certified check or wire transfer an amount equal to cash portion of the Closing Payment, if any, to the party or parties as Gaia Holdings shall instruct it. If the Closing Payment is not paid in full in cash, as contemplated by the provisions of Section 1.2(a) hereof, NATK and Sub shall issue the 90 Day Note as contemplated by Section 1.2 (a) hereof. The remainder of the Cash/Note Portion of the Purchase Price shall be applied as contemplated by
     Section 1.2(a) hereof;

     (ii) NATK Stock. NATK shall issue four certificates representing the NATK Shares, in the names and number of shares as set forth below:

                                    NUMBER
               NAME                 OF SHARES

          GAIA Holdings, Inc.       222,223 (Pledged Shares)
                                    333,333

          Thor Ventures, L.C.       444,444 (Pledged Shares)
                                    666,667

     The 222,223 NATK Shares and the 444,444 NATK Shares identified above as the "Pledged Shares" are sometimes collectively referred to herein as the Pledged Shares." At the Closing, NATK shall deliver to the Escrow Agent the certificates representing the Pledged Shares pursuant to the Escrow Agreement, and shall deliver to Gaia Holdings, the certificate representing the 333,333 Shares and to Thor Ventures, the certificate representing the 666,667 Shares; and

     (iii) Re-delivery of Promissory Notes. NATK shall re-deliver to Seller the $2,100,000 Note marked "CANCELED;"

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     (c) Crosstie Business Related Matters.

     (i) NATK, TieTek (as defined below), each of Messrs. Aldrich and Sullivan, and J. Denny Bartell shall execute and deliver that certain Crosstie Purchase Option and Loan Agreement, dated as of December 29, 1995 (the "Crosstie Purchase Option Agreement"), and the Crosstie Note (as defined in the Crosstie Purchase Option Agreement);

     (ii) Seller shall cause to be delivered to the Escrow Agent named in the Escrow Agreement the certificates representing shares of capital stock of TIETEK, Inc., a Texas corporation ("TieTek"), then held by NATK, as pledgee of such shares, pursuant to the provisions of the Escrow Agreement; and

     (iii) NATK, Sub, Seller, TieTek, the owners of all of the outstanding shares of capital stock of TieTek, and the party named therein as the Escrow Agent (the "Escrow Agent") shall execute and deliver that certain Escrow Agreement, substantially in the form of EXHIBIT G, attached hereto and made a part hereof (the "Escrow Agreement"), relating to the Pledged Shares and the TieTek Shares as described or referred to in the Escrow Agreement;

     (d) Other License and Royalty Related Matters. Sub shall execute and deliver the Gaia/Thor Royalty Agreement and the Gaia-TieTek License Agreement; and

     (e) Employment Agreements, Retek Equipment Purchase Option Matters and Other Matters

     (i) Each of Sub and William Aldrich ("Aldrich") shall execute and deliver that certain Employment Agreement substantially in the form of EXHIBIT H, attached hereto and made a part hereof (the "Aldrich Employment Agreement"), and each of NATK and Aldrich shall execute and deliver the Stock Option Agreement attached as an exhibit thereto;

     (ii) Each of Sub and Dr. Henry W. Sullivan ("Sullivan") shall execute and deliver that certain Employment Agreement substantially in the form of
     EXHIBIT I, attached hereto and made a part hereof (the "Sullivan Employment Agreement"), and each of NATK and Sullivan shall execute and deliver the Stock Option Agreement attached as an exhibit thereto; and

     (iii) Gaia Holdings and Sub shall execute and deliver that certain Option Agreement, substantially in the form of EXHIBIT J, attached hereto and made a part hereof (the "Retek Equipment Purchase Option").

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                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1. REPRESENTATIONS AND WARRANTIES OF NATK AND THE SUB. NATK and Sub represent and warrant, jointly and severally, to Seller those matters set forth on EXHIBIT K, attached hereto and made a part hereof.

     3.2 REPRESENTATIONS AND WARRANTIES OF SELLER. Each of the Sellers represent and warrant, jointly and severally, to NATK and the Sub those matters set forth on EXHIBIT L, attached hereto and made a part hereof.

                                   ARTICLE IV
                                   COVENANTS

     Each of the covenants of NATK and Sub or either of them contained in this
Article IV shall be deemed joint and several covenants and agreements of NATK and Sub. Each of the covenants of Seller or any of them contained in this
Article IV shall be deemed joint and several covenants and agreements of all of the Sellers.

     4.1 AUDIT. The approximately $49,000 of fees and expenses ("Audit Fees") incurred in connection with the preparation of certain audited financial statements of Seller (or one or more of them) by NATK's independent auditors shall be divided and paid 50% by NATK and 50% by Seller; provided, however, that Seller's portion thereof shall be paid by the deduction of the Cash/Note Portion of the Purchase Price (with such amount first being deducted from the principal amount of the 90-day Note, if any), as provided in Section 1.2(a) hereof.

     4.2  [Intentionally Omitted]

     4.3 CORPORATE ACTION. At or before the Closing, Seller shall cause to occur all corporate action necessary on behalf of any of them to effect the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement to occur at or before the Closing. At or before the Closing, NATK and Sub shall cause to occur all corporate action necessary on behalf of any of them to effect the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement to occur at or before the Closing.

     4.4  CONFIDENTIALITY.

     (a) Confidentiality of NATK-Related Information. With respect to information concerning NATK, Sub or any transaction proposed by this Agreement that is or has been made available to Seller, whether before or after the date hereof, Seller agrees that it shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions proposed hereby and shall not

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disseminate or disclose any of such information other than to its directors, officers, employees, shareholders, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating the transactions proposed hereby (each of whom shall be informed by Seller of the confidential nature of such information and directed by Seller in writing to treat such information confidentially) and shall not use (or permit any of its directors, officers, employees, shareholders, affiliates, agents or representatives to use) such information to the detriment (detriment to be determined by NATK) of NATK, its directors, officers, employees or shareholders. If the obligations of the parties under this Agreement are terminated pursuant to the provisions of this Agreement, Seller shall immediately return all such information, all copies thereof and all information prepared by Seller based upon the same, upon NATK's request. The above limitations on use, dissemination and disclosure shall not apply to information that (i) is learned by Seller from a third party entitled to disclose it; (ii) becomes known publicly other than through Seller or any party who received the same through Seller; (iii) is required by law or court order to be disclosed by Seller; or (iv) is disclosed with the express prior written consent thereto of NATK. Seller shall undertake all reasonable steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this Section 4.4(a).

     (b) Confidentiality of Seller-Related Information. With respect to information concerning Seller or any transaction proposed by this Agreement that is made available to NATK, whether before or after the date hereof, NATK agrees that it shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions proposed hereby and shall not disseminate or disclose any of such information other than to its directors, officers, employees, shareholders, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating the transaction proposed hereby (each of whom shall be informed by NATK of the confidential nature of such information and directed by NATK in writing to treat such information confidentially) and shall not use (or permit any of its directors, officers, employees, shareholders, affiliates, agents or representatives to use) such information to the detriment (detriment to be determined by Seller) of Seller, its directors, officers, employees or shareholders. If the obligations of the parties under this Agreement are terminated pursuant to provisions of this Agreement, NATK shall immediately return all such information, all copies thereof and all information prepared by NATK based upon the same, upon Seller's request. The above limitations on use, dissemination and disclosure shall not apply to information that (i) is learned by NATK from a third party entitled to disclose it; (ii) becomes known publicly other than through NATK or any party who received the same through NATK; (iii) is required by law or court order to be disclosed by NATK; or (iv) is disclosed with the express prior written consent thereto of Seller. NATK shall undertake all reasonable steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this Section 4.4(b).

     (c) Nondisclosure. Neither of the parties hereto shall disclose to the public or to any third party the existence of this Agreement or the transactions proposed hereby

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

as described herein or any other material non-public information concerning or relating to the other party hereto, other than with the express prior written consent of the other party hereto, except as may be required by law or court order or to enforce the rights of such disclosing party under this Agreement, in which event the contents of any proposed disclosure shall be discussed with the other party before release; provided, however, that notwithstanding anything to the contrary contained in this letter, either party may disclose this letter to any of its directors, officers, employees, shareholders, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating the transactions proposed hereby, and to any party whose consent is required in connection with any such proposed transaction. The parties anticipate issuing a mutually acceptable, joint press release announcing the Closing of the purchase and sale of the Purchased Assets and the related transactions.

     4.5  [Intentionally Omitted]

     4.6 CONSENTS. NATK, Sub and each Seller shall cooperate and use their best efforts to obtain, prior to the Closing, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with any Seller as are necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that the parties shall not be required to seek the consent, approval or authorization of the landlords under, or otherwise amend the written agreements relating to, the lease agreements pursuant to which any Seller leases any real or personal property.

     4.7 FILINGS. NATK, Sub and each Seller shall, as promptly as practicable, make any required filings and any other required submissions, under any law, statute, order rule or regulation with respect to the transactions contemplated by this Agreement and shall cooperate with each other with respect to the foregoing.

     4.8 ALL REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement and to the fiduciary duties and obligations of the board of directors or similar group governing NATK, Sub and each Seller, each of the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonably practicable, to consummate the transactions contemplated by this Agreement.

     4.9 PUBLIC ANNOUNCEMENTS. NATK and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the other transactions contemplated by this Agreement and shall not issue any other press release or make any other public statement relating to the same without prior consultation with the other parties, except as may be required by law or, with respect to NATK, by obligations pursuant to any listing agreement with an national securities exchange. Notwithstanding the foregoing or anything in this Agreement to the

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

contrary, NATK may inform its financial advisors and placements agents, any of NATK's investors or potential investors, and any purchaser representative or other advisor of any such investor or potential investor of the progress of the transactions contemplated by this Agreement and the proposed terms and conditions of this Agreement.

     4.10 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to NATK, and NATK shall give prompt notice to Seller, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of Seller, on the one hand, or NATK or the Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement.

     4.11 EXPENSES. Except as otherwise expressly provided herein (including without limitation the provisions of Section 4.1 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are consummated. Seller shall pay any and all fees and expenses that may be due McKenna & Company or any of its affiliates in connection with any of the transactions contemplated by this Agreement.

     4.12. REGISTRATION RIGHTS. (a) Conditional Right to Piggyback. Subject to the provisions and conditions of this Section 4.12, if NATK (sometimes referred to in this Section as the "Company") proposes to register shares of NATK Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), and if the registration form to be used may be used for the registration of the shares of NATK Common Stock to be received by Seller in connection with the purchase and sale of the Assets as provided in Section 1.2(b) of this Agreement (the "Newly Issued Shares") (such registration event being referred to herein as a "Piggyback Registration"), NATK shall, as promptly as reasonably practical, give written notice to each of the holders of such Newly Issued Shares (the "Shareholders") and will include in such Piggyback Registration, subject to the allocation provisions below, all Newly Issued Shares with respect to which NATK has received written requests (from the Shareholders owning of record such Newly Issued Shares) for inclusion within 20 days after NATK's mailing of such notice. The rights granted to the Seller under this Section 4.12(a) shall be exerciseable by any of them only during the period beginning six (6) months following the Closing Date and ending three (3) years and six (6) months after the Closing Date (the "Registration Rights Period"). The term "Newly Issued Shares" shall include any Pledged Shares that are released or to be released from the pledge thereof pursuant to the Crosstie Note during the Registration Rights Period.

     (b) Demand Registration. During the Registration Rights Period and only if NATK does not then have a registration statement filed with the Securities and Exchange Commission ("SEC") or an effective registration statement, Shareholders holding 75% or more of the Newly Issued Shares (which, for purposes of such calculation, shall include the Pledged Shares) may request in writing that the Company register such Newly Issued Shares under the Securities Act (a "Registration Request"). The Company shall use all reasonable efforts to expedite and effect the registration of such Newly Issued Shares that are the subject of the Registration Request (the "Registrable Shares"). The Company may include in any such registration (x) similar securities held by other parties with registration rights and (y) similar securities that the Company desires to register (provided, however, that the Newly Issued Shares shall, to the maximum extent the Company is then permitted to do so, always have first priority with respect to any registration pursuant to this Section 4.12(b)). The Company shall have up to 180 days from the date of the Registration Request to file a registration statement with the SEC. Notwithstanding anything herein to the contrary any registration pursuant to this Section 4.12(b) (a "Demand Registration") will not be deemed to have been effected unless it has become effective and remained effective no less than 90 days (unless terminated with the consent of the holders of such Registrable Shares); provided further, than any such registration that does not become effective after the Company has filed a registration statement in accordance with the provisions of this Section 4.12(b) solely by reason of the refusal to proceed of the holders of such Registrable Shares that have made a Registration Request, including failure to comply with the provisions of this Agreement (other than any refusal to proceed based upon the advice of counsel to such holders that the registration statement, or the prospectus contained therein, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, or that such registration statement or such prospectus, or the distribution contemplated thereby, otherwise violates or would, if such distribution using such prospectus took place, violate any applicable state or federal securities law) shall be deemed to have been effected by the Company at the request of such holders. Notwithstanding anything herein to the contrary, the NATK shall not be obligated to perform in the aggregate more than one Demand Registration under the provisions of this
Section 4.12(b).

     (c) Expenses. NATK will pay the Registration Expenses (as defined below), but the Underwriting Commissions (as defined below) will be shared by NATK and the holders of the Newly Issued Shares that are included in the Piggyback Registration or a Demand Registration (each sometimes referred to as a "Securities Registration" herein) in proportion to any securities included on their behalf.

     (d) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of NATK, and the managing underwriters advise NATK that in their opinion the number of shares of NATK Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, NATK will allocate the shares of

Common Stock to be included as follows: first, the securities NATK proposes to sell on its own behalf; and second, other shares of NATK Common Stock (including without limitation the Newly Issued Shares owned of record by the Shareholders) requested by any shareholders or other parties (with rights against NATK relating to such registration) to be included in such registration, pro rata on the basis of the number of shares of NATK Common Stock owned of record by the parties (other than NATK) desiring to have their shares so included (or, at the sole option and in the discretion of NATK, any other reasonable method it deems equitable, so long as such equitable method is determined by NATK in good faith, primarily taking into account any contractual or other legal obligations of NATK with respect thereto). The allocation priority specified above may not be changed to lower the priority given to the Newly Issued Shares held by the Shareholders to a priority below that of any other shareholder who acquired equity securities of the Company as a result of the purchase by the Company (or its affiliates) of the assets of another organization, or the acquisition by the Company (or its affiliates) of another organization, whether by merger, consolidation, stock purchase or otherwise.

     (e) Priority on Secondary Registrations. If a Piggyback Registration is initiated as an underwritten secondary registration on behalf of holders of NATK Common Stock, and the managing underwriters advise NATK in writing that in their opinion the number of shares of NATK Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, NATK will allocate the securities to be included as follows: first, the shares of NATK Common Stock requested to be included by the holders initiating such registration; and second, other shares of NATK Common Stock (including without limitation the Newly Issued Shares owned of record by the Shareholders) requested by any shareholders or other parties (with rights against NATK relating to such registration) to be included in such registration, pro rata on the basis of the number of shares of NATK Common Stock owned of record by the parties (other than NATK) desiring to have their shares so included (or, at the sole option and in the discretion of NATK, any other reasonable method it deems equitable, so long as such equitable method is determined by NATK in good faith, primarily taking into account any contractual or other legal obligations of NATK with respect thereto). The allocation priority specified above may not be changed to lower the priority given to the Newly Issued Shares held by the Shareholders to a priority below that of any other shareholder who acquired equity securities of the Company as a result of the purchase by the Company (or its affiliates) of the assets of another organization, or the acquisition by the Company (or its affiliates) of another organization, whether by merger, consolidation, stock purchase or otherwise.

     (f) Selection of Underwriters. In any Securities Registration, the selection of investment banks(s), underwriters and manager(s), and the other decisions regarding the underwriting arrangements and related matters for the offering, shall be made exclusively by NATK.

     (g) Registration Procedures. Whenever a holder of Newly Issued Shares exercises its rights under this Section 4.12 (each an "Exercising Shareholder"), NATK will, as expeditiously as possible:

          (i) furnish to each Exercising Shareholder such number of copies of the applicable registration statement, each amendment and supplement thereto and the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as such Exercising Shareholder may reasonably request in order to facilitate the disposition of the Newly Issued Shares owned of record by such Exercising Shareholder to be included in such registration statement;

          (ii) use its best efforts to register or qualify such Newly Issued Shares under such other securities or blue sky laws of such jurisdictions as the managing underwriter(s) may request; and

          (iii) cause such Newly Issued Shares to be listed or included on securities exchanges on which shares of NATK Common Stock are then listed or included.

     (h)  Indemnification.

          (i) NATK will indemnify, to the extent permitted by law, each Exercising Shareholder against all losses, claims, damages, liabilities and expenses arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to NATK by such Exercising Shareholder expressly for use therein or by any such Exercising Shareholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after NATK has furnished such Exercising Shareholder with a sufficient number of copies of the same.

          (ii) In connection with any registration statement in which an Exercising Shareholder is participating, each such Exercising Shareholder will furnish to NATK in writing such information as is reasonably requested by NATK for use in any such registration statement or prospectus and will indemnify, to the extent permitted by law, NATK, its directors and officers and each person who controls NATK (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in, or omitted from, information so furnished in writing by such holder specifically for use in preparing the registration statement. Notwithstanding the foregoing, the liability of an Exercising Shareholder under this subsection (h)(ii) shall be limited to an amount equal to the net proceeds actually received by such Exercising Shareholder from the sale of such Exercising Shareholder's Newly Issued Shares covered by the registration statement.

          (iii) Any party entitled to indemnification under this subsection (h) will: (x) give prompt notice to the indemnifying party of any claim with respect to which such indemnified party seeks indemnification and (y) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled, or elects not, to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case such indemnifying party shall pay the fees and expenses of a sufficient number of counsel so that such conflicts are resolved.

     (i) Compliance with Underwriting Arrangements. No Shareholder may participate in any Securities Registration unless such Shareholder: (i) agrees to sell his Newly Issued Shares on the basis provided in any underwriting arrangements approved by NATK and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

     (j) Limitations on NATK's Obligations. In connection with its obligations to register any of the Newly Issued Shares as provided in this Section 4.12, NATK shall have no obligation (i) to assist or cooperate in the offering or disposition of such Newly Issued Shares, (ii) except as expressly provided in this Section 4.12, to indemnify any Shareholder, (iii) to obtain a commitment from an underwriter relative to the sale of such Newly Issued Shares, or (iv) to include such Newly Issued Shares within an underwritten offering of NATK conducted on a firm basis.

     (k) Definitions. As used in this Section 4.12, (x) "Registration Expenses" means all expenses incident to NATK's performance of or compliance with the provisions of this Section 5.12 and the registration of any other securities in connection therewith, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, expenses and fees for listing the securities to be registered on exchanges, and fees and disbursements of counsel for NATK and all independent certified public accountants, underwriters (other than Underwriting Commissions) and other persons retained by NATK in connection therewith, and (y) "Underwriting Commissions" means all underwriting discounts or commissions relating to the sale of securities of NATK, but excludes any expenses reimbursed to underwriters.

     (l) Limited Transferability or Assignability of Registration Rights. Notwithstanding anything in this Section 4.12 or elsewhere in this Agreement to the contrary, none of the rights granted to any holder of Newly Issued Shares under this Section 4.12 shall be assignable or transferable by such Shareholder, nor shall any such rights inure to the benefit of such Shareholder's assigns or beneficiaries or any other party, including without limitation any subsequent beneficial or record holder of any of the Newly Issued Shares or any interest therein, without the prior written consent thereto of NATK (which consent shall not be unreasonably withheld); provided, however, that such rights may be transferred or assigned, without the prior written consent thereto of NATK, to any current shareholder of Gaia Holdings or any member of Thor Ventures, or to the spouse or children of any such shareholder or member who is a natural person, to any trust the sole beneficiaries of which are any of such shareholder's or member's spouse or children, and upon the death of any such shareholder or member, to his or her estate; and provided further, that such rights may not be further transferred or assigned to any other party or parties.

     4.13 DISCLOSURE DOCUMENTS. Each Seller shall supply to NATK the necessary information in writing, or cause the necessary information to be supplied in writing, relating to Seller for inclusion in any documents to be filed with the Securities and Exchange Commission or any regulatory agency in connection with the transactions contemplated by this Agreement.

     4.14. ONE DIRECTOR NOMINEE. NATK shall use its best efforts to cause Mr. Aldrich (or another nominee selected by Sellers then holding a majority of the NATK Shares and reasonably acceptable to NATK) to be elected or appointed to the Board of Directors of NATK not later than the first regularly scheduled NATK Board of Directors meeting in 1996. In addition, from the date hereof and continuing until the Crosstie Purchase Option (as defined in the Crosstie Purchase Option Period) is either exercised or has expired (which occurs first), NATK shall use its best efforts to cause the name of Mr. Aldrich (or another nominee selected by Sellers then holding a majority of the NATK Shares and reasoanbly acceptable to NATK) to be included in the list of nominees for the Board of Directors of NATK in the each proxy statement delivered to the stockholders of NATK in connection with the each meeting of stockholders of NATK at which directors are to be elected. If, on or before the date such proxy is prepared in preliminary form, such nominee is then (for any reason) not an employee of NATK, Sub or any of its affiliates, then, at the election of Sellers, NATK shall use its best efforts to substitute for such nominee the name of another substitute nominee (as selected by Sellers then holding a majority of the NATK Shares) mutually acceptable to such Sellers and NATK in such list of director nominees.

                                   ARTICLE V
             CONDITIONS TO CONSUMMATION OF THE CLOSING TRANSACTIONS

     5.1 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of each Seller to consummate the purchase and sale of the Purchased Assets and the other transactions contemplated to be consummated by it at the Closing (collectively, the "Closing Transactions") are subject to the satisfaction (or waiver by Seller) at or prior to the Closing (or at such other time prior thereto as may be expressly provided in this Agreement) of each of the following conditions:

     (a) Seller shall have had the opportunity to conduct a due diligence review of the books, records, operations, physical plant and facilities, contracts and other documents of NATK and nothing shall have come to its attention that would reasonably be expected to have a Material Adverse Effect on NATK on and after the Closing.

     (b) The representations and warranties of NATK and the Sub set out in this Agreement shall be true and correct in all material respects, and no fact or circumstance shall have come to the attention of Seller that is not disclosed in this Agreement or any document or other writing delivered by NATK to Seller prior to the date of this Agreement that could reasonably be expected to have a Material Adverse Effect on NATK or the consideration to be received by the Seller in connection with the transactions contemplated hereby to be consummated at the Closing.

     (c) Each of NATK and the Sub shall have complied in a timely manner and in all material respects with their respective covenants and agreements set out in this Agreement.

     (d) All director, shareholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the purchase and sale of the Purchased Assets and the other transactions at the Closing shall have been secured, including without limitation that this Agreement shall have been approved by the affirmative vote of the owners of each Seller in accordance with applicable law.

     (e) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority that prohibits or restricts the consummation of the purchase and sale of the Assets at the Closing or the related transactions.

     (f) The Closing shall have occurred not later than January 31, 1996, unless such date is extended by the mutual written agreement of the parties hereto.

     5.2  CONDITIONS TO NATK'S AND THE SUB'S OBLIGATIONS.

     The obligations of NATK and the Sub to consummate the Closing Transactions at the Closing are subject to the satisfaction (or waiver by NATK) at or prior to the Closing (or at such other time prior thereto as may be expressly provided in this Agreement) of each of the following conditions:

     (a) NATK shall have been provided with an executed copy of each of those certain Termination of License Agreements, in the form of EXHIBIT M-1 and EXHIBIT M-2, attached hereto and made a part hereof, and that certain Termination of Sublicense, in the form of EXHIBIT N, attached hereto and made a part hereof, and the parties thereto shall have certified to NATK at the Closing that each such License Termination Agreement is in full force and effect, and has not been amended, altered or terminated as of the Closing.

     (b) NATK shall have had the opportunity to conduct a due diligence review of the books, records, operations, physical plant and facilities, contracts and other documents of each Seller and nothing shall have come to its attention that would reasonably be expected to have a Material Adverse Effect on any Seller or the Purchased Assets (taken as a whole) on and after the Closing.

     (c) None of the owners of any Seller shall have filed with a Seller a written objection to the sale of the Purchased Assets, as required by Article 5.12A(1)(a) of the TBCA or the applicable provisions of any other law in order for such owner to perfect the right to dissent from such proposed action.

     (d) NATK shall be satisfied that the acquisition of the Purchased Assets pursuant to this Agreement is a tax-free transaction to NATK under the Code (as defined in this Agreement).

     (e) The representations and warranties of Seller set out in this Agreement shall be true and correct in all material respects, and no fact or circumstance that is not disclosed in this Agreement or any document or other writing delivered by Seller to NATK prior to the date of this Agreement shall have come to the attention of NATK that could reasonably be expected to have a Material Adverse Effect on Seller or any of them or the Purchased Assets (take as a whole).

     (f) Seller shall have complied in a timely manner and in all material respects with their covenants and agreements set out in this Agreement.

     (g) All director, shareholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the transactions contemplated to occur at the Closing shall have been secured, including without limitation that this Agreement shall have been approved by the affirmative vote of the owners of each Seller by the requisite vote, if any, in accordance with the TBCA or other applicable laws.

     (h) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority that prohibits or restricts the consummation of the purchase and sale of the Purchased Assets at the Closing or the related transactions.

     (i) The Closing shall have occurred not later than January 31, 1996, unless such date is extended by the mutual written agreement of the parties hereto.

     (j) NATK shall be satisfied that the offer and issuance of the shares of NATK Shares to Seller in connection with the transactions contemplated to occur at the Closing are exempt from the registration provisions of the Securities Act and similar provisions under applicable state securities laws.

     (k) Each of the shareholders of Gaia Holdings and Thor Industries, and each of the members of Thor Ventures, shall have executed and delivered to NATK at or prior to the Closing a copy of an investment representation letter ("Investment Representation Letter") substantially in the form of EXHIBIT O, attached hereto and made a part hereof.

                                   ARTICLE VI
                                INDEMNIFICATION

     6.1 INDEMNIFICATION BY SELLER. Each Seller jointly and severally agrees to indemnify, defend and hold harmless, NATK, Sub and their affiliates, officers, directors, employees, contractors and agents (collectively, NATK, Sub and such other parties are being referred to as the "NATK Parties") against and from any and all taxes, penalties, interest, claims, suits, causes of action (recognized now or at any later time), liabilities, responsibilities, damages, losses, costs, assessments and expenses, including without limitation reasonable attorney's fees and other expenses of defending any actions or claims, amounts of judgments and amounts paid in settlement (collectively, all of the foregoing being referred to herein as "Costs") incurred by, asserted against or imposed upon any of the NATK Parties arising out of or attributable to:

     (a) any breach of any representation, warranty, covenant or agreement made by Seller herein or in any schedule, exhibit, certificate, document or agreement furnished by Seller in connection herewith (including without limitation any of the documents to be executed and delivered at the Closing), or made by a shareholder or member of any Seller in such party's Investment Representation Letter;

     (b) Any nonfulfillment of any agreement hereunder or entered into in connection herewith by Seller or by a shareholder or member of any Seller; or

     (c) Any claim, known or unknown, arising out of, or by virtue of, or based upon any Seller's operation of any Purchased Asset prior to the Closing.

     6.1 INDEMNIFICATION BY NATK AND SUB. NATK and Sub jointly and severally agree to indemnify, defend and hold harmless, each Seller and their affiliates, officers, directors, employees, contractors and agents (collectively, each Seller and such other parties are being referred to as the "Seller Parties") against and from any and all Costs incurred by, asserted against or imposed upon any of the Seller Parties arising out of or attributable to:

     (a) any breach of any representation, warranty, covenant or agreement made by NATK or Sub herein or in any schedule, exhibit, certificate, document or agreement furnished by NATK or Sub in connection herewith or relating hereto (including without limitation any of the documents to be executed and delivered at the Closing);

     (b) Any nonfulfillment of any agreement hereunder or entered into in connection herewith by NATK or Sub; or

     (c) Any claim, known or unknown, arising out of, or by virtue of, or based upon any NATK's or Sub's operation of any Purchased Asset after the Closing.

     6.3 CERTAIN INDEMNIFICATION-RELATED MATTERS. Any party entitled to indemnification under the provisions of this Article VI will: (a) give prompt notice to the indemnifying party of any claim with respect to which such indemnified party seeks indemnification and (b) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled, or elects not, to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case such indemnifying party shall pay the fees and expenses of a sufficient number of counsel so that such conflicts are resolved.

                                  ARTICLE VII
                                  TERMINATION

     7.1 TERMINATION. This Agreement may be terminated and the purchase and sale of the Purchased Assets and the other Closing Transactions may be abandoned at any time prior to the Closing:

     (a) by mutual written consent of the board of directors of NATK, the Sub and Seller; or

     (b)  by either of NATK or Seller:

          (i) if the Closing shall not have occurred on or before January 31, 1996, unless such date is extended by the mutual written agreement of the parties hereto, and in such event, only until the date the Closing has been extended; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before that date; or

          (ii) if any court of competent jurisdiction, or any governmental body, regulatory or administrative agency or commission having appropriate jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall not have been overturned; or

          (iii) if the board of directors or managers (as appropriate) of any Seller, in the exercise of its fiduciary duties and after consultation with counsel, shall have withdrawn its recommendation to such corporation's shareholders or such organization's members that they approve of this Agreement, or if the board of directors of NATK, in the exercise of its fiduciary duty and after consultation with counsel, shall have failed to approve of the consummation of the transactions contemplated hereby.

     7.2 NOTICE AND EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect without any liability on the part of any party or its directors, officers or shareholders, except for the provisions of this
Section 7.2 and Sections 4.4 and 4.9, which shall survive any termination of this Agreement. Nothing contained in this Section 7.2 shall relieve any party from any liability for any breach of this Agreement.

     7.3 EXTENSION; WAIVER. Any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of any other party under or relating to this Agreement; (b) waive any inaccuracies in the representations or warranties by any other party or (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any other party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     7.4 AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties hereto shall not be deemed waived or otherwise affected by any investigation made by any other party hereto. Each representation and warranty shall continue for a period of three (3) years after the Closing Date. The provisions of this Section shall have no effect upon any other obligation of the parties, whether to be performed before or after the Closing.

     8.2 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

     (a)  if to Seller, at:                 with a copy to:

          Thor Ventures, L.C./
          Gaia Holdings, Inc.               Jeffrey Horowitz
          4710 Bellaire Blvd., Suite 301    Crain, Caton & James
          Bellaire, Texas 77401                    909 Fannin, Suite 3300
          Attention:  Henry W. Sullivan/    Houston, Texas 77010
                   William T. Aldrich              Fax:  (713) 658-1921
          Fax:  (713) 661-1677
                                            and with a copy to:

                                            J. Denny Bartell
                                            808 Travis, Suite 1001
                                            Houston, Texas 77002

     (b)  if to NATK or the Sub, at:        with a copy to:

          North American Technologies       Theodore J. Lee
          Group, Inc.                       3104 Edloe, Suite 204
          4710 Bellaire Blvd., Suite 301    Houston, Texas 77027
          Bellaire, Texas 77401                   Fax:  (713) 623-0990
          Attention:  Tim B. Tarrillion
          Fax:  (713) 662-3728

NATK and the Sub may rely on any notice it receives in accordance with the above provisions from Thor Ventures or Gaia Holdings as a notice from Seller. Each Seller may rely on any notice it receives in accordance with the above provisions from NATK as a notice from NATK and the Sub.

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

     8.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, including all Exhibits and Schedules hereto, (a) constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to such subject matter and (b) shall not be assigned by operation of law or otherwise, provided that, subject to any approvals required by applicable law, NATK or the Sub may assign its respective rights and obligation to any majority-owning or owned, direct or indirect, parent, subsidiary or subsidiaries of NATK, but no such assignment shall relieve NATK or the Sub of its obligations under this Agreement.

     8.4 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any person other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.5 HEADINGS. The descriptive headings of the articles, sections, subsections, exhibits and schedules of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     8.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     8.8 ARBITRATION. In the event any party believes any other party hereto has committed a breach of any provision of this Agreement or such parties cannot agree on an interpretation of one or more of the provisions of this Agreement, such parties agree to first meet in Houston, Texas, and discuss the same, and attempt in good faith to resolve such matter. Any such matter, controversy or claim arising out of or relating to this Agreement, or the breach of any provision hereof, that cannot otherwise be resolved between the relevant parties in such a meeting and discussion shall be settled by arbitration in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Any award rendered may include an award of reasonable attorneys' fees, costs and expenses.

     8.9 COURTS IN HARRIS COUNTY, TEXAS TO HAVE EXCLUSIVE JURISDICTION. THE PARTIES AGREE THAT THE FEDERAL AND STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS SHALL HAVE EXCLUSIVE JURISDICTION OVER AN ACTION BROUGHT TO ENFORCE THE RIGHTS AND OBLIGATIONS CREATED IN OR ARISING FROM THIS AGREEMENT TO ARBITRATE, AND EACH OF THE

PARTIES HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SAID COURTS. NOTWITHSTANDING THE ABOVE, APPLICATION MAY BE MADE BY A PARTY TO ANY COURT OF COMPETENT JURISDICTION WHEREVER SITUATED FOR ENFORCEMENT OF ANY JUDGMENT AND THE ENTRY OF WHATEVER ORDERS ARE NECESSARY FOR SUCH ENFORCEMENT.

     8.10 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.11. FURTHER ASSURANCES. From time to time hereafter and without further consideration, each of the parties hereto shall execute and deliver such additional or further instruments of conveyance, assignment, assumption and transfer, and take such actions, as any other party hereto may reasonably request in order to more effectively convey and transfer to such other party the assets, rights or other property to be sold or conveyed to such other party hereunder or as shall be reasonably necessary or appropriate in connection with the carrying out of such other party's obligations hereunder or the purposes of this Agreement.

     8.12  CERTAIN DEFINITIONS.  As used herein:

     (a) "affiliate" shall have the meanings ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended to date (the "Exchange Act");

     (b) "business day" shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of Houston, Texas;

     (c) "Encumbrance" shall mean any lien, claim, charge, pledge, security interest hypothecation or other claim or encumbrance;

     (d) "Material Adverse Effect" shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the relevant party and its subsidiaries, if any, which is material to such party and its subsidiaries, if any, taken as a whole;

     (e) "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof; and

     (f) "subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which is owned directly or indirectly, or a majority of the board of directors of which may be elected, by such entity.

     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be duly executed by or on behalf of such party, all as of the date first written above.

                              NORTH AMERICAN TECHNOLOGIES
                              GROUP, INC.

                              By: /s/ Tim Tarrillion
                                 Name: Tim Tarrillion
                                 Title: President

                              GAIA TECHNOLOGIES, INC.

                              By: /s/ Tim Tarrillion
                                 Name: Tim Tarrillion
                                 Title: President

                              GAIA HOLDINGS, INC.

                              By: /s/ Henry Sullivan
                                 Name: Henry Sullivan
                                 Title: President

                              THOR VENTURES, L.C.

                              By: /s/ William Aldrich
                                 Name: William Aldrich
                                 Title: President

                              THOR INDUSTRIES, INC.

                              By: /s/ William Aldrich
                                 Name: William Aldrich
                                 Title: President

Exhibit A  Gaia/Thor Royalty Agreement
Exhibit B  Gaia-TieTek License Agreement
Exhibit C-1  Bill of Sale (GAIA Holdings)
Exhibit C-2  Bill of Sale (Thor Industries, Inc.)
Exhibit C-3  Bill of Sale (Thor Ventures, L.C.)
Exhibit D  Assignment of Patents
Exhibit E  Form of 90 Day Note
Exhibit F  [Intentionally Omitted]
Exhibit G  Escrow Agreement
Exhibit H  Aldrich Employment Agreement
Exhibit I  Sullivan Employment Agreement
Exhibit J  Option Agreement (Retek Equipment Purchase Option)
Exhibit K  NATK/Sub Representations and Warranties
Exhibit L  Representations and Warranties of Seller
Exhibit M-1  Termination of License (Saturn-GAIA)
Exhibit M-2  Termination of License (Thor-GAIA)
Exhibit N  Termination of Sublicense
Exhibit O  Investment Representation Letter

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